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                        GLENMEDE CODE OF ETHICAL CONDUCT

Glenmede's commitment to ethical conduct is at the heart of our existence and begins with our Board of Directors. While the ethical obligations of the corporation tend to be neglected in the code of ethics of most companies, we endeavor to achieve the highest ethical standards in both our corporate as well as our individual actions. Consequently, we have stated our commitment as an organization as well as established the standard for our directors, officers and employees ("Employees"). This Code is supplemented by Glenmede's Policy of Professional Responsibility, which provides explanation and assistance on the issues contained in the Code.

      I. CORPORATE POLICY

Glenmede is committed to the ethical treatment of all its stakeholders.

      To our DIRECTORS, OFFICERS AND EMPLOYEES we are committed to honesty, just management and fairness, to providing a safe and healthy work environment and respect for the dignity due everyone.

      To our CLIENTS we are committed to providing reliable and appropriate services, delivered competently, on time and for fair compensation.

      To our COMMUNITIES in which we work and live, we are committed to acting as concerned and responsible neighbors reflecting all aspects of good citizenship.

      To our SHAREHOLDERS we are committed to sound and sustained growth and to prudent use of our assets and resources.

      II. EMPLOYEE POLICY

In furtherance of our corporate commitment to ethical conduct, our employees adopt and follow the following Code of Ethical Conduct.

TRUTH AND HONESTY

Honesty is an essential component of trust. Without trust Glenmede cannot function effectively. Employees will be truthful in all endeavors; be honest and forthright with one another and with our clients, shareholders, communities and suppliers. Employees will not make deliberately false or deceptive statements about the organization, their qualifications, or circumstances that might lead to conflicts of interest. Employees will uphold the principle of fairness and be vigilant against conduct which has the intent, capability or effect of being deceptive toward our clients.


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RESPECT AND EQUALITY

Employees will recognize the individual rights of all members of the community and display a fair sense of justice. Employees will treat one another with dignity and fairness, appreciating the diversity of our workforce and the uniqueness of each employee.

RESPONSIBILITY AND PERSONAL ACCOUNTABILITY

Employees are encouraged to speak up without fear of retribution and report concerns in the work place, including violations of law, regulation and company policy and to seek clarification and guidance whenever there is doubt

INTEGRITY

Employees will not merely abide by the law in a technical way but will strive to serve our clients with honest values, avoiding all devices and schemes which prey on human ignorance or gullibility. Employees will put the interests of the client, then the interests of Glenmede, ahead of their own personal interests.

CITIZENSHIP

Employees must obey all the laws of the United States and the countries in which we do business. Employees must do their part to improve the communities in which they live.


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                       PROFESSIONAL RESPONSIBILITY POLICY

      I. EXECUTIVE SUMMARY

This Policy of Professional Responsibility (the "Policy") is intended to articulate and expound upon the ethical, legal and moral responsibilities of all Directors, Officers and Employees (the "Employees") of The Glenmede Corporation and its subsidiaries ("Glenmede") found in Glenmede's Code of Ethics. It formalizes the principles, obligations and standards of behavior expected of all Employees. No attempt has been made to detail all responsibilities in all occasions. Employees are expected to apply the spirit of the Policy in circumstances not specifically addressed.

All Employees are obliged to monitor their personal and professional affairs so as not to discredit Glenmede. An Employee's personal conduct should reflect the highest professional standards of behavior. Employee behavior at work reflects upon Glenmede and its clients; therefore, Employees are expected to:

      Obey all laws and regulations that apply to Glenmede's business.

      Avoid activities that could create conflicts of interest or even the appearance of a conflict of interest with Glenmede or a Client.

      Respect the confidentiality of information about those with whom Glenmede has business relationships.

All Employees are expected to read, understand and follow this Policy. All Employees are required to acknowledge in writing that they have received a copy, have read it, understand its contents and have not violated any provision. Violation of any provision of this Policy may result in disciplinary action including dismissal. Any violation of criminal law applicable to Glenmede's business, involving or located on Glenmede property will be reported to the appropriate authorities for prosecution.

The examples included within are only guidelines concerning the application of the standards. Any questions by an Employee concerning the application of this policy to their circumstance should be addressed to the Employee's Supervisor or in the alternative, Corporate Counsel.


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      II. LAWS AND REGULATIONS

Numerous national, state and local laws of the U.S. and other countries apply to Glenmede and its business. Employees are expected to conduct all business dealings according to these laws. Violating any of them could subject the Employee or Glenmede to criminal and civil penalties. Employees should contact their Supervisor or Corporate Counsel with any questions about laws or how they apply to particular situations.

The following are three examples:

      A. ANTI-COMPETITIVE ACTIVITIES

      The Sherman Antitrust Act prohibits any combination, conspiracy or agreement among competitors to restrict or prevent competition. A specific violation of this Act could be a formal or informal agreement between an Employee and a competitor of Glenmede to (i) fix prices, (ii) allocate markets, (iii) allocate funds or (iv) refuse to deal with particular suppliers or customers.

      Employees must avoid any agreements with Glenmede's competitors (or even circumstances that might give the appearance of such agreements) relating to how Glenmede conducts its business. Employees should be especially careful at social or professional gatherings and at trade association meetings.

      A "tying arrangement" is one in which a seller conditions his sale of a product or service on a buyer's purchase of a separate product or service. Employees may not tie Glenmede services to another transaction.

      B. ILLEGAL USE OF CORPORATE FUNDS

      The purpose of any transaction that relates to corporate funds or assets must be revealed and recorded at the time of the transaction. An Employee:

      1. May not record or participate in the recording of incorrect or fictitious entries in the books or records of Glenmede.

      2. May not use Glenmede funds or assets for political contributions in connection with federal, state or local elections. For purposes of this provision, an Employee's time during regular working hours, Glenmede equipment and supplies, office space, clerical help and advertising facilities are all considered corporate assets.

      3. May not make any payment for an expressed purpose on Glenmede's behalf to any individual who intends to use the money for a different purpose.


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      4.    May not make payments, whether corporate or personal, of cash or other items of value to political candidates, to government officials, or to businesses, that are designed to influence their judgment or actions in connection with any Glenmede activity.

It is Glenmede's policy not to take sides (whether in financial support or endorsement) in political elections. Where necessary and appropriate, Glenmede will participate in political lobbying conducted by industry or trade organizations for the purpose of influencing legislation affecting Glenmede's business.

C. CRIMINAL LAWS

A number of criminal statutes apply to Employees of all financial institutions. These laws generally forbid such activities as:

      o     Accepting a fee, commission or gift for obtaining a service.

      o     Stealing, embezzling or misapplying corporate funds or assets.

      o Using threats, physical force or other unauthorized means to collect money.

      o     Recording false entries.

      o Using corporate funds or assets to finance campaigns for political office.

      o     Lending trust funds to an officer, director or employee.

      o Making a loan or giving a gift to a bank examiner who has the authority to examine the Bank.

      o     Misusing federal records and documents.

      o Accessing Glenmede's computerized financial records without authorization.

      o     Defrauding Glenmede.

Criminal statutes also provide a penalty for those who know that a criminal offense has been committed and who helps the criminal avoid capture or punishment. Employees who suspect criminal activity should contact Corporate Counsel.


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      III. CONFLICTS OF INTEREST

A. INTRODUCTION

Employees must put the interests of the client, then the interests of Glenmede ahead of their own personal interests. Generally, an Employee will have a conflict of interest if there is a difference between an employee's personal interests and the interests of Glenmede and/or Glenmede's clients. A conflict of interest is broadly defined to occur when an Employee allows any interest, activity or influence outside of Glenmede to:

      o     Influence the Employee's judgment when acting on behalf of Glenmede.

      o     Compete against Glenmede.

      o     Negatively affect the way the Employee performs regular duties, or

      o     Harm Glenmede's reputation.

Employees cannot participate in any activity that could cause a conflict of interest or give the appearance of a conflict of interest. As a rule of thumb, any time that an Employee has an interest in a transaction or activity, a conflict of interest exists. Care should then be taken to address, manage or remove the conflict pursuant to applicable Glenmede policies or procedures.

B. TRANSACTIONS WITH GLENMEDE OR PARTIES RELATED TO GLENMEDE

1. Investments for client accounts

Glenmede will not invest in the stock and obligations of, or assets acquired from:

      o     Glenmede or any of its directors, officers, or employees;

      o affiliates of Glenmede or any of their directors, officers, or employees; or

      o other individuals or entities with whom there exists an interest that might affect Glenmede's exercise of its best judgment.

Any such securities received in kind shall not be retained unless such investment or retention is authorized by the governing instrument, court order or applicable law, is in the best interests of the client.


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C. USE OF MATERIAL INSIDER INFORMATION

It is the policy of Glenmede to comply with all state and federal laws with regard to buying and selling securities. Any Employee who believes that they might be in possession of material nonpublic information concerning a public company or any of its securities should consult with Corporate Counsel. Employees are prohibited from trading in or recommending the securities while such information remains undisclosed to the investing public.

"Material information" generally is defined as information for which there is a substantial likelihood that a reasonable .investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors, and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information does not have to relate to a company's business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

D. SELF DEALING

To avoid conflicts of interest, Employees are restricted from becoming involved in certain business dealings with Glenmede and others. Employees are prohibited from:

      o Directly or indirectly, buying assets from or selling assets to Glenmede or any account for which Glenmede acts as a fiduciary.

      o Representing Glenmede in any transactions requiring judgment or discretion with a person or organization in which the Employee has a financial or material interest. For example, managing an account of a relative or close personal friend might impair or appear to impair professional judgment or the performance of duties. Therefore, employees should avoid such transactions. Any exception needs the approval of the Chief Executive Officer.


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E. OUTSIDE ACTIVITIES

Employees are expected to avoid any outside interest or activity that will interfere with their duties.

1. General Guidelines

An Employee's outside interests or activities:

      o should not significantly encroach on the time or attention devoted to their duties

      o     should not adversely affect the quality of their work

      o should not involve any significant use of Glenmede's equipment, facilities, or supplies

      o should not imply Glenmede's sponsorship or support (for example, through the use of Glenmede's stationery for personal purposes); and

      o     should not adversely effect the reputation of Glenmede.

2. Appointments

All Employees must obtain prior approval from the Chief Executive Officer before accepting any fiduciary appointment, directorship or other outside position.

a. Fiduciary Appointments

A fiduciary appointment is an appointment as an administrator, executor, guardian, trustee or agent. With the approval of the Chief Executive Officer an Employee may act as a Co-Fiduciary with Glenmede if the Employee:

      1. avoids any representations that his or her services are performed on behalf of Glenmede and an other Employee provides services on behalf of Glenmede;

      2.    does not accept a fee for acting as Co-Fiduciary with Glenmede; and

      3. does not pennit the appointment to interfere with the time and attention devoted to the Employee's duties.

An Employee may act as a fiduciary on behalf of a family member, if he or she avoids any representations that his or her services are performed on behalf of Glenmede and if the employee does not permit the appointment to interfere with his or her Glenmede duties.


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An Employee may not:

      o     Accept a Fiduciary appointment where Glenmede is not also acting.

      o     Act as deputy or co-tenant of a safe deposit box.

      o     Act as agent or attorney-in-fact on a client account.

b. Directorships

An Employee may not:

      o Represent any non-Glenmede company in any transaction with Glenmede, which involves the exercise of discretion on the part of either party.

      o Accept a position as an officer or director of a corporation or become a member of a business partnership.

This provision does not apply to limited partnerships solely for investment purposes or services as director or officer of purely social, civil, religious or charitable institutions. Exceptions to this provision may be authorized by Corporate Counsel and reported to the Management Committee.

3. Political Activities

Glenmede encourages Employees to take an active interest in political and governmental affairs and to keep informed concerning political issues and candidates. However, an Employee may not act as a representative of Glenmede in any political activity unless specifically authorized to do so by the Chief Executive Officer.

4. Outside Employment

An Employee may not accept outside employment as one who prepares, audits, or certifies statements or documents pertinent to Glenmede's business. In addition, Employees must obtain approval from the Chief Executive Officer before accepting employment:

      o as a broker, contractor, or agent who engages in real estate transactions such as negotiating and selling mortgages, making investments for others, appraising property, or collecting rents; or

      o as an attorney, tax or investment counselor or insurance broker or agent.


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Employees may also be prohibited by law from participating in "interlocking affiliations", that is, dual service, in the following areas:

      o as an employee of an organization which is primarily engaged in the issue, flotation, underwriting, public sale or distribution of stocks, bonds or other securities;

      o as a director, officer or employee of any commercial bank, banking association, trust company or savings bank not owned by Glenmede; or

      o as a director or officer of a registered public utility holding company or subsidiary .

F. GIFTS

1. Accepting Gifts

Employees may not accept gifts from clients for providing Glenmede services. For instance, Employees may not accept gifts under wills or trust instruments of clients.

Employees may not accept gifts under circumstances intended to influence the Employee. For instance, Employees may not accept gifts from attorneys, insurance and real estate agents, salesmen, brokers, accountants, or other potential referral recipients. Gifts include receipt of cash, securities, property, special discounts and free services.

These restrictions do not apply to:

      o     gifts or bequests receive based on family relationships;

      o food and entertainment received at a regular luncheon, dinner or business meeting;

      o loans from banks or other financial institutions received on regular terms to finance proper credit needs;

      o advertising or promotional material received which has a value not exceeding $100;

      o awards received from charitable, civic, religious or similar organizations for contributions or service; or

      o non-cash gifts of nominal value ($100.00) received from or given to clients or suppliers for holidays, birthdays or other special occasions.


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Employees are expected to use particular care and good judgment to achieve and maintain independence and objectivity. To this end, any unsolicited entertainment at a social, cultural or sporting event, provided by any person or entity that does business with or on behalf of Glenmede, must include both the Employee and the representative of the sponsoring firm. If tickets to these types of events are provided to an Employee without a representative of the sponsor in attendance, then the prior approval of the Chief Executive Officer is required.

2. Making Gifts

Employees may not offer gifts under circumstances intended to influence a client or a supplier in conducting business. Employees may not make gifts to clients without the prior approval of the Chief Executive Officer. With respect to fee concessions, Employees are required to follow the fee exception approval process. Employees may not make gifts of cash or other property to attorneys, insurance and real estate agents, salesmen, brokers, accountants, etc., for giving or referring business to Glenmede.

These restrictions do not apply to:

      o     gifts or bequests based on family relationships;

      o food and entertainment at a regular luncheon, dinner or business meeting;

      o     advertising or promotional material; or

      o non-cash gifts of nominal value ($100.00) given to clients or suppliers for holidays, birthdays or other special occasions.

G. Honoraria

No Employee or any member of the Employee's immediate family may accept cash honoraria for public speaking or writing services on behalf of Glenmede. If a cash honorarium is tendered, an Employee may request that it be donated to a charity of their choice. Employees may accept non-cash honoraria of limited value (not more than Y2 of 1 % of annual salary). Employees may also accept reimbursement of related expenses.

H. Referrals

Employees may name several candidates without indicated favoritism when asked by a client to recommend attorneys, accountants, insurance brokers or agents, stock brokers, real estate agents, etc. Under no circumstances may an Employee make a recommendation if there is the appearance that the Employee may benefit from making it. Employees may not recommend a family member. An Employee may include a family member's firm or other professionals associated with a family member if such relationship is disclosed to the client.


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I. INVESTMENTS

Because investments can lead to conflicts of interest, ALL EMPLOYEES must follow these investment guidelines. In addition, any Employee deemed an "Access Person" is required to follow additional restrictions contained in Glenmede's Personal Trading Guidelines.

1. Investments You May Not Make

When considering investment, you may not invest (directly or indirectly) in a publicly held security whenever:

      o Such a transaction would place Glenmede under obligation (financial or other) to any investment banking or brokerage firm or to the seller or issuer of the security.

      o You know Glenmede is in the process of buying or selling the security for its own account or for the account of others.

      o You possess information not available to the general public that is likely to affect the price of the security.

      o You are considering acting as advisor to the issuer of the security, or

      o     You are recommending the sale or purchase of the security.

2. Investments That Require Approval

You are required to obtain approval from the Chief Investment Officer:

      o Before you invest (directly or indirectly) in a privately held company which is a Glenmede customer.

      o If you subsequently become aware that you hold (directly or indirectly) stock in a privately held company which is a Glenmede customer, or

      o If you have responsibility for providing services to a company that is a Glenmede customer and attempt to acquire or hold more than 5% of the shares of that company's stock.

Rules of various stock exchanges require brokers to obtain Glenmede's approval for the opening of accounts for Employees. Because margin trading can create serious financial problem, all Employees are urged to avoid margin transactions.


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J. CLIENTS AND SUPPLIERS

In dealing with clients and suppliers, situations sometimes occur that may create a conflict or the appearance of a conflict of interest. To avoid such situations, corporate policies were developed in the following areas:

1. Loans

Employees are not permitted to borrow from or lend personal funds to clients, brokers, or suppliers of Glenmede. Credit transactions in the normal course of business (for example, transacting business with a recognized lending institution or charging items at a department store) are not included in this restriction.

2. Advising Clients

Employees may be asked by a client to make a statement regarding the legal implications of a proposed transaction. Employee cannot give legal advice to clients unless giving such advice is part of their regular corporate responsibilities. Employees should be cautious that statements are not inappropriately interpreted as giving legal advice.

3. Drafting of Instruments

Employees are not permitted to draw wills, trust agreements or other legal documents for clients. Pursuant to 2. above, Advising Clients, employees may consult with clients or prospective clients concerning business, financial, administrative, and personal, as distinguished from purely legal, matters connected with an estate or a trust. Employees are to take care to avoid any possible claim of unauthorized practice of law or create any appearance of conflict of interest between Glenmede and the trustor or beneficiary. But, employees may express any concerns with the trustor's attorney.

4. Financial Incentives from Mutual Funds and Other Investments Vendors

Generally, neither Glenmede nor any of its employees may accept financial incentives from vendors of mutual funds or other investments with which it does business on behalf of fiduciary accounts. Financial incentives include anything of more than nominal value which Glenmede or its employees may receive directly or indirectly from a vendor, including items such as 12b-l fees, computer equipment and seminars. Each decision to give business to a particular vendor must be made solely on the basis of factors which relate to the appropriateness of that vendor and its services or products for the accounts which will use them. Glenmede should never place itself in a position where the receipt of financial benefits in connection with any transaction may influence its judgment.


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      IV. CONFIDENTIALITY

Employees routinely have knowledge, reports or statements about Glenmede's business or possess confidential information about the private or business affairs of Glenmede's clients and suppliers. Such information is privileged and must be held in the strictest confidence.

Confidential information is to be used only for corporate purposes. Under no circumstances may an Employee use such information for personal gain or pass it on to any person outside of Glenmede, including family or friends, or even to other Employees who do not need such information to carry out their duties.

Please refer to Glenmede's Privacy Policy.

Permissible Uses of Confidential Information

The request for information is made by court order or subpoena.

The request for information is made by a party whose beneficial interest entitles them to such information.

It is determined by Executive Management and/or the Management Committee that disclosure is in the best interest of the account.

A. OUTSIDE INFORMATION

Employees may possess confidential information about those with whom Glenmede has business relationships. If released, such information could have a significant effect on their operations, business reputation or the market price of their securities. Disclosing such information could expose both the Employee and Glenmede to liability for damages. Such information must be kept confidential.

B. GLENMEDE INFORMATION

1. Financial

Financial information about Glenmede is confidential unless it has been published in reports to shareholders or otherwise has been make available to the public. Except as required by law, financial information is not to be released to any person. Any questions about disclosing financial information shall be referred to the Chief Executive Officer.


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2. Regulatory

Glenmede is periodically examined by regulatory examiners Any reports made by those regulatory agencies are the property of those agencies and strictly confidential. Employees may not give copies of regulatory reports to anyone, including examiners from other regulatory agencies. There may be civil and/or criminal sanctions for giving a regulatory report to an unauthorized person. Giving information from those reports to anyone not officially connected with Glenmede is a criminal offense. Any questions about disclosing regulatory information shall be referred to Corporate Counsel.

3. Proprietary

Certain non-financial information developed by Glenmede, such as business plans, methods of doing business, computer software and databases, is information that is proprietary and confidential. Employees are not to disclose it to anyone outside of Glenmede or use it directly or indirectly for their personal benefit or for the benefit of any third party that is not entitled to such information.

4. Investment

Glenmede forbids any officer, director, or employee from trading, either personally or on behalf of a client account, on material nonpublic information, or communicating material nonpublic information to other persons in violation of the law. This conduct is frequently referred to as "insider trading". Glenmede's policy applies to every officer, director, and employee and extends to activities within and outside their duties for Glenmede.

            V. OVERSIGHT

Each Glenmede affiliate has a separate Board of Directors. Additionally, each Board has established an officer management committee structure, responsible to the Board in carrying out its obligations. The management committees are responsible for adopting internal operating procedures and practices to ensure and monitor compliance with these policies and laws and regulations. Policies may be subject to the approval of the Board of Directors if appropriate. Officers are authorized to take certain actions of a routine nature without the prior approval of such a committee; significant matters require prior discussion with senior officers. The committee structure is intended to obtain the collective deliberation and judgment of senior officers of Glenmede's various trust units on significant matters.


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A. SEPARATION OF DUTIES AND CONTROLS

It is Glenmede's policy that no one person shall handle all aspects of a transaction from beginning to end. To assure compliance with this policy, operating procedures should provide for:

      o The appropriate separation of duties among those who initiate transactions, maintain books of record, and maintain custody over or control the movement of securities and/or other assets;

      o Dual control of fiduciary assets. Assets of fiduciary accounts are to be maintained in the joint custody and control of two or more officers or employees designated for such purposes.

      o Dual control in connection with the transfer and redemption of securities;

      o Separation of fiduciary assets - The assets of Glenmede and the assets of client accounts are to be kept separate.

      o The independence of account officers and employees approving or reconciling accounts from those disbursing funds; and

      o The prohibition of receipt or release of securities or other assets without supporting documents and authorization tickets signed by authorized individuals whom are independent of the transactions being processed.

B. SIGNATURE AUTHORITY PROCEDURES

Signature and approval authorizations for the conduct of Glenmede's business are limited to individuals listed in, and subject to provisions of, approval authority guides and delegations maintained in accordance with resolutions of the Board of Directors, as may be amended from time to time.


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                           PERSONAL TRADING GUIDELINES

I. BACKGROUND

Glenmede Advisers Inc. is a wholly owned subsidiary of The Glenmede Trust Company. The Glenmede Trust Company has a Code of Ethics and a Policy of Professional Responsibility. These Guidelines are a supplement to the Policy of Professional Responsibility, primarily to document the internal control structure employed by Glenmede Advisers. Glenmede Advisers Inc. is investment manager for The Glenmede Fund, Inc. and The Glenmede Portfolios, both registered investment companies as well as other registered investment company clients (collectively, the "Funds").

Glenmede Advisers' investment staff includes Chartered Financial Analysts (CFA) and voluntarily holds itself to the standards of the Association for Investment Management and Research (AIMR). Each CFA must abide by the code of ethics established by their professional organization. One of the overriding principles of AIMR's Code of Ethics and Standards of Professional Conduct endorsed at Glenmede Advisers is that the interest of the Funds, then the employer, must take priority over the personal investing interests of the individual.

Glenmede Advisers expects that its officers and employees will conduct their personal investment activities in accordance with the fundamental standard that mutual fund investment advisor's should not take inappropriate advantage of their position.

The mutual funds operate in a regulated environment, subject to examination by the Securities and Exchange Commission (SEC) and the Rules established under the Investment Company Act of 1940 (the "1940 Act"). As an advisor to registered investment companies, The Glenmede Advisers Inc. is subject specifically to Rule 17j-l of the 1940 Act and Rule 204A-1 of the Investment Advisers Act of 1940.

II. DEFINITIONS

      1. ACCESS PERSON: Any director, officer or employee of Glenmede Advisers.

      2. SECURITY - Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing .


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                                                                          (p)(2)

      3. RELATED SECURITY - Any two or more Securities are Related Securities if
      (a) they are part of the same class or series of Securities, (b) one of them represents or includes an option to acquire or to sell Securities of the same class or series as the other, (c) one of them is convertible into or exchangeable for Securities of the same class or series as the other,
      (d) they are equity Securities of the same issuer with the same or substantially the same economic rights (as with voting and nonvoting common stock), and (e) they otherwise trade in public markets in a coordinated manner under the circumstances in effect at the time at which a trade in one of them is being precleared (as with common stock of two companies that have agreed to a stock-for-stock merger at a fixed ratio). Any questions about whether two Securities are Related Securities should be brought to the attention of the Compliance Officer before obtaining preclearance for any trade of either of them.

      PERSONAL TRADING RESTRICTIONS

      1. PRE-CLEARANCE

      An Access Person is required to pre-clear all personal Securities trades. This provision applies to all Securities. No pre-clearance is required for any Security that is exempt pursuant to Section III (8) below.

      2. BLACKOUT PERIODS

      Glenmede prohibits any Access Person from pre-clearing and trading a Security when

            o a Fund has executed a trade in that Security during that day, the previous day or has a pending transaction in the same Security or a Related Security;

            o Glenmede's trading desk has a pending buy or sell order or anticipates any activity in the same Security or a Related Security; or

            o a Fund he or she manages has traded the same Security or a Related Security within the last seven calendar days or will trade the same Security or a Related Security within the next seven calendar days.

                                                                          (p)(2)

      3. Disgorgement

      If an Access person purchases a Security in violation of Glenmede Advisers' Personal Trading Guidelines, then the Access Person must "break the trade" by immediately reversing the transaction regardless of whether a profit or loss occurs from the transaction. An Access Person must disgorge any profits and assume any losses, even if the transaction was done innocently and discovered afterward.

      Any moneys accrued in the event of a personal trading violation shall not benefit the Access Person or Glenmede Advisers. Access Persons are required to remit the disgorged profitso to Glenmede Advisers within five business days of the reversing transaction (calculating their personal capital gain resulting from the reversal, and retaining the amount to pay the tax due on the gain.). However, should the Funds incur a loss as a result of the personal trade, then full disgorgement regardless of taxes due must be made to the Funds. A net payment in the form of a cashier's check made payable to a charity of their choice (one holding an appropriate IRS determination letter), should be given to the Compliance Officer for mailing. The Access Person will not be allowed to take a charitable deduction for disgorging the profits.

      4. Initial Public Offerings (IPO)

      Glenmede Advisers prohibits any Access Person from acquiring any Securities in an IPO.

      5. Private Placements

      Glenmede Advisers prohibits any Access Person from personally investing in private placements issued by a public company. For all other activity in private placements, the Access Person must submit a written request to the Chief Investment Officer, documenting that there is no conflict with the investment strategy of the Funds, and it must be approved by the Chief Investment Officer prior to executing the transaction. A copy of the written approval must be forwarded to the Compliance Officer. Access Persons who have been authorized to acquire Securities in a private placement must disclose that investment when they playa part in any Fund's subsequent consideration of an investment in the issuer. In such circumstances, the Fund's decision to purchase Securities of the issuer should be subject to an independent review by investment personnel with no personal interest in the issuer.

      6. Short- Term Trading

      In general, Glenmede Advisers advocates long-term investing. An Access Person is prohibited from conducting the purchase and sale, or sale and repurchase of the same or equivalent Securities within 60 calendar days. Any profits realized on such short-term trades will be disgorged, as discussed above in Section II (3) Disgorgement.

                                                                          (p)(2)

      In special situations, the Chief Investment Officer (CIO) has the authority to approve short-term trades on a case-by-case basis. If the CIO is not available, another Glenmede Advisers Senior or First Vice President may approve shortterm trades. The President and Chief Executive Officer has the authority to approve the CIO's short term trades. A copy of the written approval and justification thereof must be forwarded to the Compliance Officer.

      7. Gifts

      Refer to the Glenmede Policy of Professional Responsibility.

      8. Service as Directors

      Refer to the Glenmede Policy of Professional Responsibility.

IV. COMPLIANCE PROCEDURES

Access persons are required to promptly notify the Compliance Officer of any known violations of these Compliance Procedures.

      1. Applicable Accounts

      The previous restrictions and the following procedures apply to the following types of accounts of Access Persons:

      a.    Accounts of the Access Person;

      b.    Accounts of the Access Person's spouse;

      c. Accounts of minor children of the Access Person and all members of the Access Person's household;

      d. Accounts subject to the discretion or control of the Access Person or any member of the Access Person's household (i.e. relatives, in-laws, nonmarried couples living together, custodial accounts, trust accounts, IRA's, and 401(k) plan accounts;

      e. Accounts of any Trust Company or other entity controlled by the Access Person (or spouse or a member of the Access Person's household) if the Access person (or such spouse or household member) has or shares control over investment activity of the entity (including, without limitation, all partnerships of which the Access Person or such spouse or household member is a general partner); and

                                                                          (p)(2)

      f. Any other accounts in which the Access Person or a member of the Access Person's household has a pecuniary interest or an ability to influence transactions (i.e. joint tenant accounts, co-trustee accounts, investment clubs, etc.).

2. PRE-CLEARANCE PROCEDURES

Access Persons areo required to pre-clear all personal Securities trades. The procedure for pre-clearance is as follows:

a. Access Persons must complete the request in the pre-clearance database and submit it for approval.

b. The Trading Desk will receive the request and check for prior or pending activity (as applicable) in that Security and Related Securities. If the request will not violate the applicable Blackout Periods of Section II (2) hereof, the trader will approve the Access Person's request.

c. Once approved, the requesting party must execute the trade within 1 business day of approval. Failure to do so will void the pre-clearance approval, and the Access Person will need to submit a new request for preclearance.

d. If a request is denied because of prior or pending activity, the Trading Desk will note the date a new request may be submitted in accordance with the Blackout Periods as described in Section II (2) hereof.

e. Personal trades by Glenmede Advisers' Securities Traders shall be precleared by an independent Securities Trader.

3. RECORDS OF SECURITIES TRANSACTIONS

Access Persons are required to direct their broker to supply the Compliance Officer with duplicate copies of regular statements and confirmation of all personal Securities transactions executed for all applicable accounts.

The Compliance Officer will compare all approved trades to the confirmations and statements and on a monthly basis identify any trades executed in violation of these Guidelines. The Compliance Officer will contact the Access Person to confirm a violation and issue a memo to the Access Person outlining the facts and circumstances of any violation and any corrective action. The memo will be included in the Compliance Officer's report to the Board of Directors and the Access Person will be given the opportunity to attend the meeting when such report is considered. The Board of Directors will determine if additional corrective action is necessary in the event of a violation of these Guidelines. (see Part IV Sanctions) .

                                                                          (p)(2)

4. Certification of Compliance

Glenmede requires all Access Persons to certify in writing annually that they received, read and understand these Guidelines as well as the associated Code of Ethics, Policy of Professional Responsibility and all amendments thereto and recognize that they are subject to them. Further, all Access Persons will be required to certify annually that they have complied with all the requirements of these Personal Trading Guidelines and that they have disclosed or reported all personal Securities transactions and holdings required by these Guidelines.

5. Review by the Fund's Board of Directors

The Compliance Officer will prepare a quarterly report to the Board of Directors of the Funds that discusses the following criteria:

a.    A summary of existing procedures concerning personal investing.

b.    Highlights of any changes in procedures from year to year.

c. Identification of any material violations requiring remedial action and the sanctions or other remedial actions imposed in response thereto.

d. Any issues arising under the Code of Ethics or personal investing procedures since the previous annual report.

e. Any written plan adopted with respect to a potential Securities holding conflict of interest.

f. Identification of recommendations for change in existing restrictions or procedures.

g. Certification that the procedures which have been adopted are reasonably necessary to prevent Access Persons from violating these Personal Trading Guidelines, the Code of Ethics, the Policy of Professional Responsibility and Rule 17j-l.

6. Quarterly Report of Personal Securities Transactions

All Access Persons shall be required to submit a report of all personal Securities transactions as follows:

      1st Quarter Report as of March 31st must be submitted by April 30th.

      2nd Quarter Report as of June 30th must be submitted by July 30th.

      3rd Quarter Report as of September 30th must be submitted by October 30th.

      4th Quarter Report as of December 31st must be submitted by January 30th of the next year.

                                                                          (p)(2)

The Report shall include at a minimum the following detailed information:

      a.    Date of the Report

      b.    Number of shares or par value of bond.

      c. Type of Security - name, ticker symbol, or description if a bond (including interest rate and maturity date).

      d.    Nature of transaction - buy or sell.

      e.    Trade Date.

      f.    Price at which the trade was effected.

      g.    Net amount in U.S. dollars.

      h.    Identification of broker transacted through.

      i. Identification of each Account that has been established, and the date such account was established with the name of the broker, dealer, or bank.

The Compliance Officer shall be responsible for collecting and reviewing such Reports promptly upon receipt and reporting to the Board of Directors any delinquencies. The Board of Directors shall determine what, if any, action needs to be taken with respect to a delinquent Access Person. (See Part IV Sanctions)

7. ANNUAL REPORTS OF SECURITIES HOLDINGS

All Access Persons shall be required to submit a report of all personal Securities holdings as follows:

      Initial Holdings

      No later than ten (10) days after the person first becomes an Access Person, providing information as of such date (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person).

      Annual Holdings

      No later than January 31st of each year, providing information as of the close of business December 31.

      Such report shall contain at least the following information:

      o The title, number of shares or principal amount (as applicable) of each Security in which the reporting person had any direct or indirect beneficial ownership.

      o The name of any broker, dealer, or bank with which any account is maintained in which Securities are held for the direct or indirect benefit of the reporting person.

                                                                          (p)(2)

      o     The date that the report is submitted.

      Such report need not contain Securities purchased or sold in any account over which the Access Person has no direct or indirect influence or control.

The Compliance Officer shall be responsible for collecting such reports promptly upon receipt and reporting delinquencies to the Board. The Board will determine what, if any, action needs to be taken with respect to a delinquent Access Person (see Part IV - Sanctions).

The Compliance Officer shall review such reports and report to the Board at least annually, and within two weeks after the date an initial report is submitted, whether the Securities holdings reported by any Access Person raise any conflict of interest issue or potential issue with respect to any Fund. In the event the Board agrees that a conflict of interest or potential conflict of interest exists, the Board of Directors or its designee shall meet with the reporting person and develop a written plan for management of such issue. Such plan shall reflect the particular role of the applicable reporting person, the extent of the person's control over the Securities involved, the nature and severity of the particular issue, and any other relevant facts (such as the particular reason Securities are held, and tax considerations). The plan may (but need not) include one or more of the following: a requirement that the reporting person dispose of Securities in an orderly manner in accordance with these guidelines, a requirement that the Chief Investment Officer or a designee approve investment recommendations or other actions of the reporting person to the extent they involve a potential conflict of interest, or procedures in addition to those in this Policy with respect to trading in the applicable Securities. Each such plan shall be included in the Compliance Officer's annual report to any Fund affected thereby.

8. Exempt Securities

a. Certain Securities are exempt from the pre-clearance requirements of Section III (2) above. They include:

i. Securities issued by the Government of the United States (i.e. U.S. Treasuries), short-term debt Securities which are "government Securities" within the meaning of the 1940 Act, bankers' acceptances, bank certificates of deposit, commercial paper, and high-quality short term debt instruments (including repurchase agreements with respect to other Securities described in this subparagraph (i)).

ii. Shares of any registered open-end investment companies (mutual funds); including the Funds.

iii.  Shares issued by money market funds.

iv. Securities acquired in automatic investment plans such as automatic dividend reinvestment plans.

                                                                          (p)(2)

b. Certain Securities are exempt from the transaction reporting requirements of
Section III (6) above. They include:

i. Securities issued by the Government of the United States (i.e. U.S. Treasuries), short-term debt Securities which are "government Securities" within the meaning of the 1940 Act, bankers' acceptances, bank certificates of deposit, commercial paper, and high-quality short term debt instruments (including repurchase agreements with respect to other Securities described in this subparagraph (i)).

ii. Shares of any registered open-end investment companies (mutual funds); OTHER THAN THE FUNDS.

iii.  Shares issued by money market funds.

iv. Securities acquired in automatic investment plans such as automatic dividend reinvestment plans.

c. Certain Securities are exempt from the holdings reporting requirements of
Section III (7) above. They include:

i. Securities issued by the Government of the United States (i.e. U.S. Treasuries), short-term debt Securities which are "government Securities" within the meaning of the 1940 Act, bankers' acceptances, bank certificates of deposit, commercial paper, and high-quality short term debt instruments (including repurchase agreements with respect to other Securities described in this subparagraph (i)).

ii. Shares of any registered open-end investment companies (mutual funds); OTHER THAN THE FUNDS.

iii.  Shares issued by money market funds.

V. SANCTIONS

Access Persons violating the provisions of the Policy of Professional Responsibility or these Guidelines may be subject to sanctions, which may include, among other things, restrictions on such individual's personal Securities trading, a letter of censure, suspension, or termination of the employment of such associates.

VI. COMPLIANCE OFFICER

The Compliance Officer of the Glenmede Corporation will act as Compliance Officer for Glenmede Advisers Inc. The Glenmede Corporation's Corporate Counsel, or such other person as from time to time designated by the Compliance Officer, will act as the back up Compliance Officer.